EXHIBIT 99.2

SMITH MICRO SOFTWARE, INC.

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information is based on the historical consolidated financial statements of Smith Micro Software, Inc. and subsidiaries (“Smith Micro” or “the Company”) and the Smart Retail Business of ISM Connect, LLC (“Smart Retail”), after giving effect to the business combination transaction between Smith Micro and Smart Retail on January 9, 2019 and reflecting the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial information.

The following unaudited pro forma combined financial information has been derived by the application of pro forma adjustments to the historical consolidated financial statements of Smith Micro and abbreviated financial statements of Smart Retail. The unaudited pro forma combined financial information gives effect to the acquisition of Smart Retail by Smith Micro as if the transaction had occurred on January 1, 2018 with respect to the unaudited pro forma statement of operations for the year ended December 31, 2018 and as of December 31, 2018 with respect to the unaudited pro forma combined balance sheet.

A full and detailed valuation of Smart Retail’s assets and liabilities is being completed and certain information and analyses are preliminary at this time. The final purchase price allocation is subject to the final determination of the fair values of assets acquired and liabilities assumed and, therefore, that allocation and the resulting effect on loss from operations may differ materially from the unaudited pro forma amounts included herein.

The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the consolidated results of operations. Additionally, the unaudited pro forma combined financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. Therefore, the unaudited pro forma combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

In preparing the unaudited pro forma combined financial information, the following historical information was used:

•	the audited consolidated financial statements of Smith Micro Software, Inc. and subsidiaries as of and for the year ended December 31, 2018; and
•	the audited abbreviated financial statements of Smart Retail for the year ended December 31, 2018.

The unaudited pro forma combined financial information for the year ended December 31, 2018 should be read in conjunction with the historical financial statements, including the notes thereto, of Smith Micro (included in Smith Micro’s annual reports on Form 10-K and quarterly reports on Form 10-Q) and of Smart Retail (see Exhibit 99.1 included with this Current Report on Form 8-K/A).

SMITH MICRO SOFTWARE, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2018

(In thousands)

					Pro Forma
	Smith Micro	Smart Retail	Pro Forma		Combined
	12/31/2018	12/31/2018	Adjustments	Notes	12/31/2018
Assets
Current assets:
Cash and cash equivalents	$12,159	$—	$(3,974)	A	$8,185
Accounts receivable, net of allowance for doubtful accounts	7,130	—	—		7,130
Prepaid expenses and other current assets	795	48	—		843
Total current assets	20,084	48	(3,974)		16,158
Equipment and improvements, net	865	—	—		865
Deferred tax asset, net	191	—	—		191
Other assets	140	—	—		140
Intangible assets, net	238	—	5,229	B	5,467
Goodwill	3,685	—	4,038	B	7,723
Total assets	$25,203	$48	$5,293		$30,544
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,160	$—	$79	C	$1,239
Accrued payroll and benefits	1,745	—	—		1,745
Other accrued liabilities	450	—	—		450
Deferred revenue	28	212	—		240
Total current liabilities	3,383	212	79		3,674
Non-current liabilities:
Deferred rent	723	—	—		723
Other long term liabilities	534	—	—		534
Total non-current liabilities	1,257	—	—		1,257
Stockholders' equity:
Preferred stock	—	—	—		—
Common stock	28	—	3	A	31
Additional paid-in capital	256,626	—	5,126	A	261,752
Accumulated comprehensive deficit	(236,091)	—	(79)	C	(236,170)
Net liabilities assumed	—	(164)	164		—
Total stockholders’ equity	20,563	(164)	5,214		25,613
Total liabilities and stockholders' equity	$25,203	$48	$5,293		$30,544

SMITH MICRO SOFTWARE, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2018

(In thousands, except per share amounts)

					Pro Forma
	Smith Micro	Smart Retail	Pro Forma		Combined
	2018	2018	Adjustments	Notes	2018
Revenues	$26,285	$3,801	$—	D	$30,086
Cost of revenues	4,333	127	—		4,460
Gross profit	21,952	3,674	—		25,626
Operating expenses:
Selling and marketing	5,784	471	298	E	6,553
Research and development	8,602	1,197	563	E	10,362
General and administrative	8,607	27	(201)	F	8,433
Restructuring expenses	173	—	—		173
Total operating expenses	23,166	1,695	660		25,521
Operating income (loss)	(1,214)	1,979	(660)		105
Non-operating expense:
Change in fair value of warrant liability	(812)	—	—		(812)
Loss on debt extinguishment	(203)	—	—		(203)
Interest expense, net	(472)	—	—	G	(472)
Other expense, net	(26)	—	—		(26)
Income (loss) before provision for income taxes	(2,727)	1,979	(660)		(1,408)
Provision for income tax expense	13	—	—	H	13
Net income (loss)	(2,740)	1,979	(660)		(1,421)
Preferred stock dividends	(404)	—	—		(404)
Net income (loss) available to common stockholders	$(3,144)	$1,979	$(660)		$(1,825)
Net loss per share:
Basic	$(0.14)				$(0.08)
Diluted	$(0.14)				$(0.08)
Weighted average shares outstanding:
Basic	22,322				22,322
Diluted	22,322				22,322

Smith Micro Software, Inc.

NOTES TO THE Unaudited Pro Forma

Combined Financial Information

Note 1: Basis of Presentation

The unaudited pro forma combined financial information has been prepared in connection with the acquisition of certain assets of Smart Retail by Smith Micro. The purchase price for Smart Retail totaled $9.1 million, consisting of approximately $4.0 million in cash and $5.1 million in Company common stock.

The acquisition of Smart Retail by Smith Micro has been accounted for using the acquisition method of accounting. The preliminary purchase price has been allocated on a preliminary basis to the assets acquired and liabilities assumed in connection with the acquisition based on their estimated fair values as of the closing date of the acquisition. The unaudited pro forma combined statement of operations reflects the effects of applying certain preliminary purchase accounting adjustments to the historical consolidated results of operations, including items expected to have a continuing impact on the consolidated results, such as amortization on acquired intangible assets. The unaudited pro forma combined statement of operations does not include non-recurring items such as transaction costs related to the acquisition. The final purchase price allocation is subject to the final determination of the fair values of assets acquired and liabilities assumed and, therefore, that allocation and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein.

Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma information are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma combined financial information. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The unaudited pro forma combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

Note 2: Acquisition of Smart Retail

On January 9, 2019, the Company completed the acquisition of certain assets of Smart Retail for $9.1 million.

The following represents the preliminary purchase price allocation. The assets acquired and liabilities assumed of Smart Retail have been measured on a preliminary basis using assumptions that Smith Micro management believes are reasonable based on information currently available. A full and detailed valuation of the assets and liabilities of Smart Retail is being completed and certain information and analysis remains pending at this time. Therefore, it is possible that the fair values of assets acquired and liabilities assumed could materially differ from those presented herein upon additional analysis.

The following table summarizes the preliminary purchase price allocation based on estimated fair values as of the acquisition date (in thousands):

Costs incurred on projects not complete	$48
Identifiable intangible assets	5,229
Total assets acquired	5,277

Deferred revenue	212
Total liabilities assumed	212

Net assets acquired	5,065
Purchase price	9,103
Goodwill	$4,038

Note 3: Description of Pro Forma Adjustments

Adjustments to the unaudited pro forma combined balance sheet

A.	This adjustment represents the reduction of cash and increase in equity as a result of the consideration paid to ISM Connect, LLC.
B.

The following adjustments were made to reflect the preliminary estimate of the fair value of net assets acquired and liabilities assumed (in thousands) in the unaudited pro forma combined balance sheet:

Identifiable intangible assets	$5,229
Goodwill	4,038

C.

Estimated transaction costs related to the Smart Retail acquisition total approximately $280,000. Of this amount, $201,000 was incurred during the year ended December 31, 2018, and $79,000 has been included in accounts payable in the unaudited pro forma combined balance sheet.

Adjustments to the unaudited pro forma combined statement of operations

D.

During 2018, Smith Micro adopted FASB ASC Topic No. 606, Revenue from Contracts with Customers (“ASC 606”), and those results are reflected within. Smith Micro evaluated the Smart Retail Business and related customer contracts under ASC 606. It was determined that no financial statement adjustment would be required, and therefore, a pro forma adjustment was not necessary.

E.

This adjustment reflects the increase in amortization expense related to recording Smart Retail’s intangible assets at their preliminary estimated fair value, including software and customer relationships, resulting in an adjustment of $861,000 for the year ended December 31, 2018.

Identifiable intangible assets include the following (in thousands):

Software	$2,253
Customer relationships	2,976

The software assets will be amortized over a period of 4 years. The customer relationship assets will be amortized over a period of 10 years.

F.	This adjustment eliminates the transaction costs incurred for the year ended December 31, 2018.
G.

If the Smart Retail acquisition had occurred on January 1, 2018, Smith Micro would have entered into a short-term related party note payable for $4.0 million to fund the transaction and incurred approximately $200,000 in additional interest expense during 2018. Since the note would have been repaid in full within 12 months and the associated interest would not be a recurring expense, it has not been reflected as a pro forma adjustment. The Company has recently had several note payable transactions with related parties and these same related parties would have had the capacity to support the Company with additional lending if needed.

H.

Smith Micro has federal and state net operating loss carryforwards of approximately $159.0 million and $151.1 million, respectively, at December 31, 2018, and the current provision for income tax expense consists of state income tax minimums, foreign tax withholdings, and foreign income taxes. Therefore, no income tax impact of the pro forma adjustments has been reflected.